Exhibit 10.34

[***] Certain information in this document has been excluded pursuant to
Regulation S-K, Item 601(a)(6).

DATED February 1, 2022

(1) KINIKSA PHARMACEUTICALS (UK), LTD. (2) ROSS MOAT
EMPLOYMENT AGREEMENT

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KI.1177.0003\17379262v6

14 February 2022

CONTENTS

Page

1DEFINITIONS AND INTERPRETATION3

2Employment capacity6

3COMMENCEMENT AND CONTINUITY OF EMPLOYMENT7

4PERIOD OF EMPLOYMENT7

5PROBATIONARY PERIOD7

6DUTIES7

7DEVOTION TO DUTIES8

8PLACE OF WORK9

9HOURS OF WORK9

10REMUNERATION9

11BONUS10

12car allowance11

13EXPENSES11

14PENSION11

15BENEFITS11

16HOLIDAYS12

17SICKNESS OR INJURY12

18OTHER PAID LEAVE13

19TRAINING14

20INTELLECTUAL PROPERTY14

21CONFIDENTIAL INFORMATION16

22ELECTRONIC COMMUNICATIONS16

23Data Protection17

24GARDEN LEAVE17

25DISCIPLINARY AND GRIEVANCE PROCEDURE18

26PAYMENT IN LIEU OF NOTICE18

27TERMINATION19

28share options and other equity-based plans20

29RETURN OF PROPERTY AND DOCUMENTS20

30resignation of offices21

31PREVENTION OF UNFAIR COMPETITION21

32Other termination obligations22

33RECONSTRUCTION OR AMALGAMATION23

34PRIOR RIGHTS AND DELAY23

35NOTICES23

36GENERAL24

37PRIOR AGREEMENTS AND ENTIRE AGREEMENT25

38MISCELLANEOUS STATUTORY PROVISIONS25

39THIRD PARTY RIGHTS25

40GOVERNING LAW AND JURISDICTION26

Schedule 127

job description27

Schedule 230

insurance schemes30

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THIS AGREEMENT is made on February 1, 2022

BETWEEN

(1)	KINIKSA PHARMACEUTICALS (UK), LTD. (registered number 11716038) a company incorporated in England and Wales whose registered office is Third Floor, 23 Old Bond Street, London, United Kingdom, W1S 4PZ (the “Company”); and
(2)	ROSS MOAT of Stalisfield Lodge, Park Road, Temple Ewell, Dover, Kent CT16 3AN (“you”)

IT IS AGREED AS FOLLOWS

1	DEFINITIONS AND INTERPRETATION
1.1	In this Agreement, unless expressly stated to the contrary, the following expressions have the following meanings:

Board means the Board of Directors of the Company from time to time;

Business Day means a day other than a Saturday, Sunday or a public holiday in England and Wales;

Company Documents mean Confidential Information and any other documents, records, papers, correspondence, materials, files, notes, reports, books, manuals, memoranda, blueprints, emails, and information (on whatever media and wherever located) belonging to or relating to the Company, any Group Member or any Related Party;

Company Parent means Kiniksa Pharmaceuticals, Ltd., a Bermuda exempted company, having a business address at Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda, and which company is the parent company of the Company;

Company Parent’s Operating Subsidiary means Kiniksa Pharmaceuticals Corp., a Delaware corporation having a business address at 100 Hayden Avenue, Lexington, MA 02421 United States, and which company is a whole-owned subsidiary of Company Parent;

Company Property means any equipment (including laptop and computer equipment), software, mobile phone, telephone, smartphone, tablet, satnav or other electronic communications device, disks, keys, pass, credit cards, company car (and all associated keys and documents) and other property belonging to the Company, any Group Member or any Related Party;

Competitor means:

(a)	any business which develops, manufactures, sells, supplies or provides (or will develop, manufacture, sell, supply or provide once operational), products or services which are the same as or similar to the Products or Services; and
(b)	any other entity which is notified to you by the Company from time to time;

Confidential Information means (in whatever form and whether or not marked confidential) technical and non-technical confidential and proprietary information of the Company, any Group Member or and Related Party, including without limitation:

(a)	information relating to the Company, any Group Member or any Related Party’s business;
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(b)	strategies, designs, products, services and technologies and any derivatives;
(c)	improvements and enhancements related to any of the foregoing, or to any of the Company’s, Group Members’ or Related Parties’ suppliers, customers or business partners;
(d)	unpublished patent applications and other intellectual property filings;
(e)	ideas, Intellectual Property (as defined below), techniques, works of authorship, models, compounds, compositions, products, product candidates, projects, know-how, methods, processes, algorithms, software programs, software source documents, formulae, information and trade secrets;
(f)	financial information (including sales costs, profits, pricing methods);
(g)	research data, clinical data, bills of material, customer, prospect and supplier lists;
(h)	details of investors, employees, business, contracts and contractual relationships (including with third parties);
(i)	business forecasts, sales and merchandising data, and business and marketing plans;
(j)	any derivatives, improvements and enhancements related to any of the above;
(k)	any document marked “confidential” (or similar), or any information which you have been told is confidential or which you might reasonably expect the Company (or any Group Member or any Related Party) would regard as confidential and
(l)	information the Company, a Group Member or any Related Party has obtained from third parties as to which the Company or any such Group Member or Related Party has an obligation of confidentiality,

in each case, created by, devised by, used by, relating to or belonging to the Company, any Group Member or any Related Party;

Customer means any person, firm or company who at any time within the Relevant Period was a customer or client of the Company or any Relevant Group Member, being a person, firm or company with whom you personally dealt on behalf of the Company or any Relevant Group Member (other than in a de minimis way), or for whose account or for whom you had responsibility during the Relevant Period;

Distributor means any person, firm or company who at any time within the Relevant Period was a distributor of the Company’s or any Group Member’s products, being a person, firm or company with whom you personally dealt on behalf of the Company or any Group Member (other than in a de minimis way) during the Relevant Period;

Financial Year means the financial accounting period for the Company and all Group Members to which the consolidated accounts relate;

Garden Leave means any period during which the Company has exercised its right under clause 24;

Group Member means any group undertaking of the Company from time to time (as defined in section 1161 Companies Act 2006), which includes, without limitation, the Company Parent and Company Parent’s Operating Subsidiary; and “Group Members” shall be construed accordingly;

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Immediate Relatives means spouse, partner, children, brothers, sisters, cousins, aunts, uncles, parents, grandparents, grandchildren and those same relatives by marriage;

Intellectual Property means any idea, invention or work of authorship, including, without limitation, any documentation, formula, compound, composition, therapeutic concept or candidate, design, device, code, method, software, technique, process, discovery, know-how, concept, improvement, enhancement, development, machine or contribution, in each case whether or not patentable, copyrightable or eligible for trademark registration;

Intellectual Property Rights means all present and future right, title and interest whatsoever whether legal or beneficial anywhere in the world in any and all Intellectual Property, including, but not limited to, all related patents, patent applications, trade secrets, trademarks and copyrights;

Key Person means a person who is or was at any time during the Relevant Period:

(a)	employed or engaged directly or indirectly by the Company or a Relevant Group Member as an employee, director, contractor or consultant; and
(b)	someone with whom you had dealings in the course of your employment (other than in a de minimis way); and
(c)	employed in the capacity of manager or in a more senior capacity, or engaged as a contractor or consultant in an equivalent capacity or has access to Confidential Information or trade secrets;

Networking Site means Facebook, LinkedIn, Twitter, Google+ or any similar social media or professional networking online sites or applications;

Products or Services means any products or services of a kind developed, manufactured, sold, supplied or provided by the Company or by any Relevant Group Member within the Relevant Period, and with which you were materially concerned or for which you were responsible at any time during the Relevant Period;

Prospective Customer means any person, firm or company who has been engaged in negotiations with the Company or any Relevant Group Member with a view to purchasing or contracting in relation to products or services developed, manufactured, sold, supplied or provided by the Company or Relevant Group Member within the Relevant Period, being a person, firm or company with whom you personally dealt on behalf of the Company or any Relevant Group Member (other than in a de minimis way), or for whom you had responsibility during the Relevant Period;

Related Party means any officer, employee, worker, contractor, shareholder, client, customer, supplier, distributor, broker, banker, agent, or professional adviser of the Company or any Group Member;

the Regulations means the Working Time Regulations 1998;

Relevant Group Member means a Group Member to which you have rendered material services in the Relevant Period;

Relevant Period means the period of 12 months immediately preceding the earlier of:

(a)	the Termination Date; and
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(b)	the start of any period of Garden Leave during which you are required not to carry out any work on behalf of the Company or any Group Member;

Restricted Area means:

(a)	the United Kingdom; and
(b)	any other country or territory in which the Company or any Group Member has operated in the Relevant Period and continues to operate as at the Termination Date, and in which you have been concerned or active on behalf of the Company or any Relevant Group Member (other than in a de minimis way) during the Relevant Period; and
(c)	any other country or territory, in relation to which the Company or any Group Member with a view to commencing operations in that country or territory, has prepared a business plan in the Relevant Period and where you have been responsible for or involved in the preparation of such plan during the Relevant Period (other than in a de minimis way);

Supplier means any person, firm or company who at any time within the Relevant Period was a supplier of the Company or any Group Member, being a person, firm or company with whom you personally dealt on behalf of the Company or any Group Member (other than in a de minimis way) during the Relevant Period; and

Termination Date means the date on which your employment with the Company terminates irrespective of the cause or manner of termination.

1.2	References to statutes or statutory provisions shall be construed to include references to those statutes or provisions as amended or re-enacted (whether with or without modification) from time to time or as their application is modified by other provisions (whether before or after the date of this Agreement) and shall include any statute or provision of which they are re-enactments (whether with or without modification) and shall also include any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision.
1.3	Words denoting the singular include the plural and vice versa and words denoting any one gender include all genders and vice versa. The headings in this Agreement are for ease of reference only and shall not in any way affect its construction or interpretation.
1.4	Unless expressly stated to the contrary in this Agreement, the words and phrases “other”, “including” and “in particular” shall not limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible.
2	Employment capacity

The Company shall employ you and you agree to serve the Company upon and subject to the provisions of this Agreement in the capacity of Senior Vice President, Chief Commercial Officer or in such other capacity or office as the Company may from time to time reasonably direct. You shall report to Sanj K. Patel, CEO & Chairman of the Board of the Company Parent’s Operating Subsidiary or any other person authorised by the Company as the Company may from time to time direct (the “CEO”).

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3	COMMENCEMENT AND CONTINUITY OF EMPLOYMENT
3.1	Your employment under this Agreement will commence on 03 January 2022.
3.2	The date of the start of your period of continuous employment for the purposes of the Employment Rights Act 1996 is 3 June 2019.
4	PERIOD OF EMPLOYMENT

Subject to clauses 26 and 27, either party may terminate your employment by giving to the other not less than six (6) months' notice in writing.

5	PROBATIONARY PERIOD

No probationary period applies to your employment.

6	DUTIES
6.1	During your employment you shall:
6.1.1	where so required, hold office as director of the Company;
6.1.2	perform the duties set out in the job description attached to this Agreement at Schedule 1;
6.1.3	perform those other duties assigned to you or vested in you by the Company or any Group Member from time to time;
6.1.4	comply with all proper instructions of the Company;
6.1.5	comply with all the Company's rules, regulations, policies and procedures and those of any Group Member from time to time in force;
6.1.6	faithfully and loyally serve the Company and any Group Member to the best of your ability and abide by all statutory, fiduciary and common law duties owed to the Company or any Group Member;
6.1.7	use your best endeavours to promote, protect, develop and extend the business of the Company and any Group Member;
6.1.8	where applicable, comply with the Articles of Association (as amended from time to time) of the Company and any Group Member of which you are a director; and
6.1.9	report your own wrongdoing and any wrongdoing of any other employee or director of the Company or any Group Member to the General Counsel or Chief Legal Officer and Chief Compliance Officer of the Company Parent and the Board immediately on becoming aware of it. For these purposes wrongdoing shall include any alleged, proposed or actual wrongdoing whether in the course of employment with the Company or any Group Company or outside it.
6.2	The Company reserves the right to assign to you duties of a different nature, either additional to, or instead of, those referred to in clause 6.1, it being understood that you will not be assigned duties which you cannot reasonably perform.
6.3	You may be required to perform services not only for the Company but also for any Group Member and, without further remuneration (except as otherwise agreed), to accept any such office or position in or with any Group Member, as the Company may from time to time reasonably require. The Company may, at its sole discretion, assign your employment to any Group Member on the same terms and conditions as set out in this Agreement.
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6.4	You shall inform the Company if you, or any other employee or director of the Company or any Group Member:
6.4.1	are approached by a Competitor during your employment to work for such Competitor; or
6.4.2	plan to set up any Competitor.
6.5	You shall keep the CEO promptly and fully informed (in writing if so required) of your conduct of the business and give to the CEO such information relating to the affairs of the Company or of any of the Group Members to which your duties relate as it may from time to time request.
6.6	You shall comply with and use your reasonable endeavours to ensure all Company employees are made aware of and comply with the provisions of the Bribery Act 2010, with any equivalent rules in any other jurisdiction. If you are offered a bribe (any financial or other inducement or reward for action which is improper in any way), or are asked to make one, or if you suspect that any bribery has occurred or may occur, you must immediately notify the General Counsel or Chief Legal Officer and Chief Compliance Officer of the Company Parent and the Board.
6.7	The Company takes a zero-tolerance approach to tax evasion. You must not engage in any form of facilitating tax evasion, whether under UK law or under the law of any foreign country. You must immediately report to General Counsel or Chief Legal Officer and Chief Compliance Officer of the Company Parent and the Board any request or demand from anyone, either internally or externally, to facilitate the evasion of tax or any concerns that such a request or demand may have been made.
6.8	This Agreement does not give you the right to be a director or other officer of the Company or any Group Member. However, where so required by the Company, you shall hold office as director or other officer. If you cease to be a director for any reason (other than your resignation), your employment shall continue as Senior Vice President, Chief Commercial Officer and your duties shall be such as may reasonably be required by the Company. The remaining terms of this Agreement other than those relating to the holding of officer or director shall continue in full force and effect. You shall have no claims in respect of such cessation of office. If you are a director or other officer, you must not resign as such, except where you have the prior agreement of the Company.
7	DEVOTION TO DUTIES
7.1	Save where the Company has assigned no duties to you, you shall devote the whole of your time, attention and abilities at such times as the Company, any Group Member or your duties may reasonably require to the business and affairs of the Company or Group Members, unless prevented by ill-health.
7.2	You shall not during this Agreement, and whether or not you have had any duties assigned to you by the Company, either on your own account or for any other person, firm, company or association, in any capacity whatsoever, be engaged or concerned in, or provide services to, any business or engagement other than that of the Company or any Group Member, except with the prior consent in writing of the Company, but you may hold up to 5% of any securities which are quoted on a recognised investment exchange for investment purposes only.
7.3	You confirm that you have disclosed fully to the Company all circumstances in respect of which there is, or might be, a conflict of interest between the Company or any Group Member, and you or your Immediate Relatives, and you agree to disclose fully to the Company any such circumstances which may arise during your employment.
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7.4	You shall not without the consent of the Company during your employment communicate to the press or other media or otherwise publish any comment, opinion or information whatsoever regarding the Company or any Group Member or on behalf of the Company or any Group Member.
8	PLACE OF WORK
8.1	Your normal place of work is at the Company’s office, which is currently at the address indicated above. You may subsequently be required to work elsewhere than at your initial place of employment at such other place or places within the United Kingdom as the Company may reasonably require for the proper performance of your duties. You may also be required to travel both within and outside the United Kingdom in order to fulfil your duties.
8.2	You will not be required to work outside the United Kingdom for a continuous period of more than one month.
9	HOURS OF WORK
9.1	Normal working hours are 8am to 5pm, Monday to Friday, but you may be required to work beyond those hours, and at weekends, holidays and public holidays as reasonably necessary for the proper performance of your duties. You acknowledge that any hours worked by you beyond your normal working hours cannot be measured or predetermined and can be determined by you, and so fall within Regulation 20 of the Regulations. You are not entitled to any additional remuneration for any hours worked outside normal working hours.
9.2	Without prejudice to clause 9.1, if, in fact, any hours worked by you beyond normal working hours do not fall within Regulation 20 of the Regulations, you agree that the maximum weekly working time limit provided for in Regulation 4(1) of the Regulations shall not apply to you and you specifically waive that limit by signing this Agreement. You have the right to terminate the agreement in this clause by providing three (3) months' written notice to the Company. The exercise of that right shall not in any way affect the operation of any other provision in this Agreement.
10	REMUNERATION
10.1	With effect from the date indicated in clause 3.1 above, you shall receive a basic salary accruing from day to day at the rate of £312,011 per annum which shall be subject to deduction of income tax, employee National Insurance contributions, and all other necessary deductions (including those required by law) and will be paid by equal monthly instalments on or before the last day of each calendar month by credit transfer. This basic salary shall (unless otherwise agreed in writing by the Company) be inclusive of all fees and other remuneration which you may receive for your services (whether as employee or office-holder) from the Company or any Group Member.
10.2	You agree that the Company has the right to deduct from your basic salary or from any other monies due to you (either during your employment or on or after the Termination Date) any sums which you owe to the Company or any Group Member or any costs which the Company or any Group Member incurs on your behalf from time to time. This shall include without limitation any loans and interest thereon made to you, overpayments, advances of expenses, unauthorised personal expenses, costs of repairing any damage or loss to Company or Group
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Member property or other property caused by you, any excess holiday taken over and above your entitlement, any training course paid for by the Company or any Group Member, any insurance excess payable as a result of damage to the Company’s or any Group Member’s vehicles or hire vehicles, parking, speeding or congestion charges, fines and other motoring penalties and the cost incurred by the Company as a result of any failure by you to attend any appointment booked with occupational health or any other medical adviser. If at any time you are requested to return to the Company or any Group Member property belonging to it and you fail to do so, the Company shall, without prejudice to any other remedy, be entitled to withhold any monies due to you from the Company.
10.3	The Company is not obliged to review your salary. Where, in its absolute discretion, the Company reviews your salary, the Company shall be under no obligation to award you any increase, whether or not you may reasonably expect to be awarded one.
11	BONUS
11.1	In addition to your basic salary, the Company may pay a discretionary bonus to you of such amount (if any), at such time(s) and subject to such conditions as the Company may, in its absolute discretion, decide, up to a target of 40% of your basic salary. Any such bonus payment shall be based on the Company’s achievement of certain performance milestones as well as your personal performance, pursuant to the rules of the scheme from time to time in place and which shall be notified to you separately. Any bonus awarded by the Company implies no expectation nor creates any precedent for the awarding of any subsequent bonus.
11.2	Subject to clause 11.4, in the event that you are employed for part only of any Financial Year, you shall not be entitled to receive any bonus in respect of that Financial Year.
11.3	Subject to clause 11.4, your entitlement to any bonus shall automatically lapse with effect from the beginning of the Financial Year to which it relates in the event that, before the bonus becomes payable, either you or, the Company has given notice of termination of employment, or your employment has ended for whatever reason.
11.4	In the event that the Company terminates your employment other than:
11.4.1	pursuant to clause 27; or
11.4.2	by reason of misconduct or performance reasons

the Company shall pay you at its absolute discretion a discretionary bonus of up to 40% of your basic salary on a pro-rata basis according to (a) the period of the Financial Year that has elapsed up to the earlier of the Termination Date and the date on which the Company serves you with notice of such termination (the “Termination Bonus Period”); and (b) the Company’s achievement of certain performance milestones as well as your personal performance during the Termination Bonus Period, pursuant to the rules of the relevant bonus scheme in place at that time.

11.5	If the Company exercises its right pursuant to clause 26, the calculation of the payment shall not include any bonus payment relating to any period of notice that you have not worked or not been allowed to work.
11.6	In the event that the Company exercises its rights pursuant to clause 24, you shall not be entitled to receive any bonus relating to any period during which you were not required by the Company to attend work or perform any duties of employment.
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12	car allowance
12.1	The Company shall pay to you an annual car allowance of £12,000 payable in twelve equal instalments of £1,000 per month in arrears, less deductions for tax and Employee National Insurance contributions. This is not pensionable.
12.2	If you are absent from work on grounds of sickness, injury or other medical incapacity you shall be entitled to receive the car allowance for the same period that you are entitled to receive Company sick pay, as set out in clause 17.2 below.
13	EXPENSES
13.1	You shall be reimbursed all reasonable travel, hotel, entertainment and other expenses properly and necessarily incurred by you in the performance of your duties, subject to the Company's rules and policies relating to expenses from time to time in place. You shall produce to the Company satisfactory supporting vouchers and receipts in respect of such expenses before such reimbursement is made.
13.2	If you are provided with Company credit cards, you shall comply with any conditions from time to time laid down by the Company as to their use.
14	PENSION

The Company shall comply with the employer pension duties applicable to you in accordance with part 1 of the Pensions Act 2008.

15	BENEFITS
15.1	Subject to the remaining provisions of this clause 15, during your employment you shall be entitled at the Company's expense to the insurance benefits set out at Schedule 2 of this Agreement (together, the “Insurance Schemes”).
15.2	Benefits under any of the Insurance Schemes are subject to the rules of the scheme and the terms of any applicable insurance policy and are conditional on you satisfying any applicable requirements of the insurer and the premium being at a rate that the Company considers reasonable. Copies of these rules and policies and particulars of the requirements (when notified to the Company) will be provided to you on request.
15.3	From time to time, the Company may, in its absolute discretion, amend, vary or discontinue any of the Insurance Schemes (including the level of any cover in place) and you shall not be entitled to any replacement benefit or to any compensation in lieu of such benefit.
15.4	Neither any outstanding or prospective entitlement to benefits under the Insurance Schemes, nor any actual or prospective loss of entitlement to those benefits, shall preclude the Company from exercising any right to terminate your employment under this Agreement.
15.5	The Company shall only be obliged to make payments to you under any such Insurance Schemes if it has received payment from the relevant insurance provider for that purpose. If any insurance provider refuses for any reason to provide any benefits to you, the Company shall not be liable to provide any such benefits itself, or to pay any compensation in lieu.
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16	HOLIDAYS
16.1	In addition to normal public holidays, you are entitled to 25 working days’ paid holiday during each holiday year. Holiday entitlement shall accrue pro-rata throughout the holiday year. A “holiday year” means the period from January 1 in one year to the next following December 31. Requests to take holiday must be made in writing to the CEO and you must have the prior agreement of the Company before taking any holiday. The taking of holiday at certain times of the year may have to be restricted having regard to the operational needs of the business. The Company may require you to take holiday on specific days as notified to you.
16.2	You may not take more than 5 working days' holiday at any one time without the prior approval of the CEO.
16.3	You cannot carry forward more than 5 days of untaken holiday from one holiday year to the following holiday year unless you have been prevented from taking it in the relevant holiday year as a result of long-term sickness absence. In cases of sickness absence, carry-over is limited to 4 weeks' holiday per holiday year less any holiday (including any public holidays) already taken during the holiday year that has just ended. Any such carried over holiday that is not taken within 18 months of the end of the relevant holiday year will be lost. For all purposes, the first 4 weeks of the holiday you take in any holiday year (including any public holiday, but excluding any holiday carried forward from a previous holiday year) shall be deemed to be holiday derived from regulation 13 of the Regulations and the following 1.6 weeks shall be deemed to be derived from regulation 13A of the Regulations. The remainder of your holiday entitlement is derived from your contract.
16.4	Subject to clause 16.5 below you will be entitled to payment in lieu of any accrued but untaken holiday entitlement at the Termination Date.
16.5	On the termination of your employment pursuant to clause 27.1 you will only be entitled to payment in lieu of unused holiday entitlement calculated in accordance with the Regulations and for these purposes all holiday entitlement in the relevant holiday year shall be holiday entitlement calculated in accordance with the Regulations.
16.6	If you have taken more than your accrued entitlement at the Termination Date, you shall be required to pay to the Company (or the Company may make a deduction from any payments due to you of) an amount equivalent to the value of the number of days by which you have exceeded your entitlement.
16.7	For the purposes of calculating a day’s pay, a day shall be 1/261 of annual salary. Therefore, one day's holiday entitlement shall accrue at the rate of 1/261 annual salary.
16.8	Where notice of termination is given by either party, you may be required to take any accrued but untaken holiday entitlement prior to the termination of your employment, failing which such holiday entitlement will lapse.
17	SICKNESS OR INJURY
17.1	If you are unable to work as a result of ill-health, injury or other medical incapacity you shall notify the CEO as soon as possible on the first day of absence. On your return to work you must complete a self-certification form. If you are absent for more than 7 consecutive calendar days, you will be required to provide a doctor's certificate. Further doctor's certificates must be provided if your absence continues beyond the period stated on the initial certificate.
17.2	Subject to compliance with clauses 17.1 and 17.5, you shall receive your basic salary, less normal deductions, together with other benefits for an aggregate absence of up to 7 working
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days in any period of 12 months (in all cases pro rata if you are employed on a part-time basis). These payments will include any entitlement to Statutory Sick Pay and if this is exhausted shall by reduced by the amount of an state benefit(s) which may be recoverable by you (whether or not recovered). In the event that you become eligible to receive benefits under any permanent health insurance scheme that the Company might operate from time to time, the Company shall not have any obligation to make any, or any further, payments (as applicable) to you under this clause.
17.3	During any period where you are unable to work as a result of ill-health, injury or other medical incapacity, the Company may appoint someone else to perform your duties temporarily, until such time as you are able to fully resume the performance of your duties to the Company's satisfaction.
17.4	If you exhaust your entitlement to sick pay under clause 17.2, the Company may, in its absolute discretion, agree to make further payments to you, provided that if such further payments are made, they may be discontinued or reduced in amount at any time at the Company’s absolute discretion.
17.5	You agree to undergo a medical examination at the Company's expense by a health professional nominated by the Company at any time upon request by the Company. You authorise the health professional to disclose the results of such examination to the Company. Your entitlement to sick pay, set out in clause 17.2, will be dependent upon your compliance with these requirements.
17.6	If you are incapable of properly fulfilling your duties under this Agreement by reason of your absence due to sickness, injury or other medical incapacity for a period of more than 60 working days in aggregate in any period of 52 consecutive weeks, the Company shall be entitled to terminate your employment by service of notice one week longer than the appropriate period of statutory minimum notice (or payment of basic salary in lieu thereof), irrespective of whether you then have any outstanding or prospective entitlement to Company sick pay or to any other sickness or incapacity benefits (whether contractual, statutory or otherwise).
17.7	If your absence is due to injuries, actionable negligence or nuisance caused by, or on account of a breach of any statutory duty by, any third party, all payments made to you by the Company under this clause 17 shall, to the extent that compensation is recoverable from that third party (or would be recoverable but for this clause), constitute loans by the Company to you which shall be repaid by you when and to the extent that the Company requests such repayment.
18	OTHER PAID LEAVE

During your employment, you may be entitled to take the following types of paid statutory family leave (as applicable): statutory maternity leave, statutory paternity leave, statutory adoption leave, shared parental leave, and parental bereavement leave. Your eligibility for these types of paid leave will be subject to any statutory eligibility requirements or conditions and the Company’s rules applicable to each type of leave in force from time to time. They will each be paid at the relevant statutory rate of pay.

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19	TRAINING

During your employment, the Company may make available to you various internal or external training courses. You should speak to the CEO in the first instance if you would like specific details of available courses or to take a course.

20	INTELLECTUAL PROPERTY
20.1	You acknowledge that all Intellectual Property Rights in respect of all Intellectual Property made, originated or developed by you at any time in the course of your employment with the Company shall belong to and vest in the Company absolutely to the fullest extent permitted by law.
20.2	You:
20.2.1	acknowledge for the purposes of Section 39 Patents Act 1977 that because of the nature of your duties, and the particular responsibilities arising from those duties, you have, and at all times during your employment will have, a special obligation to further the interests of the business of the Company;
20.2.2	undertake to notify and disclose to the Company in writing full details of all Intellectual Property made, originated or developed by you at any time during your employment with the Company immediately upon the creation of the same (and whether or not in material form), and promptly whenever requested by the Company and in any event upon the termination of your employment, to deliver up to the Company all such Intellectual Property and all related correspondence, documents, papers and records and all copies of any such Intellectual Property in your possession or control;
20.2.3	undertake to hold upon trust for the benefit of the Company all Intellectual Property Rights in respect of all Intellectual Property made, originated or developed by you during your employment by the Company, until the same are vested absolutely in the Company;
20.2.4	hereby assign to the Company absolutely, with full title guarantee by way of present assignment of present and future rights, all Intellectual Property Rights in any Intellectual Property made, originated or developed now or in the future by you in the course of your employment, with the exception of the Intellectual Property Rights:
(a)	that you have an obligation to assign to a third party; or
(b)	that you have provided us written notice of prior to the start of your employment, pursuant to clause 20.4;
20.2.5	acknowledge that, other than as provided by law, no further remuneration or compensation other than that set out in this Agreement is or may become due to you in respect of the performance of your obligations under this clause 20;
20.2.6	undertake at the expense of the Company to execute all such documents, make such applications, give such assistance and do such acts and things as may in the opinion of the Company be necessary or desirable to vest in and register or obtain patents or any other registrable rights in the name of the Company or its nominee, and otherwise to protect and maintain any Intellectual Property made, originated or developed by you and all related Intellectual Property Rights; and waive any moral rights (as provided for by Chapter IV Copyright Designs & Patents Act 1988 or any similar provisions of law in any jurisdiction) in any Intellectual Property made, originated, developed or produced by you in the course of your employment;
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20.2.7	hereby agree that for a period of one year after the end of your employment with the Company, you shall disclose to the Company any Intellectual Property Rights arising from any Intellectual Property that you create, conceive, make, develop, reduce to practice or work on that is created through the use of, or derived from, Confidential Information; and
20.2.8	will make and maintain adequate and current written records of all Intellectual Property covered by this clause 20.2. These records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, notebooks and any other format. These records shall be and remain the property of the Company at all times and shall be made available to the Company at all times.
20.3	The obligation to assign Intellectual Property Rights pursuant to clause 20.2.4 does not apply to Intellectual Property Rights arising from Intellectual Property that:
20.3.1	you develop entirely on your own time, or after the date of this Agreement, without using the Company’s equipment, supplies, facilities or Confidential Information;
20.3.2	does not relate to the Company’s current or planned business, or actual or demonstrably anticipated research or development of the Company at the time of conception or reduction to practice of the Intellectual Property; and
20.3.3	does not result from and is not related to any work performed by you, or at your direction, for the Company.
20.4	As a matter of record, please provide the Company a with brief written description of all Intellectual Property made or conceived by you prior to your employment with the Company that you own or Control (as defined below) and desire to be excluded from this Agreement (“Background Technology”). If full disclosure of any Background Technology would breach or constitute a default under any agreement to which you are bound, including any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company, you understand that you are to describe such Background Technology to us in writing prior to the start of your employment with the most specific level possible without violating any such prior agreement.
20.5	Without limiting your obligations or representations under clause 20.4, if you use any Background Technology in the course of your employment or incorporate any Background Technology in any product, service or other offering of the Company, you hereby grant the Company a non-exclusive, royalty-free, perpetual and irrevocable, worldwide right to use and sublicense the use of Background Technology for the purpose of developing, marketing, selling and, supporting Company technology, products and services, either directly or through multiple tiers of distribution, but not for the purpose of marketing Background Technology separately from Company products or services. Notwithstanding the foregoing, you will not incorporate, or permit to be incorporated, Background Technology into any product, service or technology of the Company without the Company’s prior written consent.
20.6	“Control” means, with respect to any Intellectual Property, the right to transfer or grant a licence to such Intellectual Property without violating the terms of any agreement with a third party or applicable law.
20.7	You acknowledge all Intellectual Property and Intellectual Property Rights are Confidential Information belonging to the Company and subject to the obligations of non-use and non-disclosure provided in clause 21.
20.8	All of the above rights and obligations shall continue in full force and effect after the termination of this Agreement or your employment and shall be binding on your personal representatives.
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20.9	References to the Company in this clause 20 shall be deemed to be to any Group Member where the context permits.
21	CONFIDENTIAL INFORMATION
21.1	You acknowledge the confidential and secret nature of the Confidential Information and agree that the Confidential Information is the exclusive and extremely valuable property of the Company. Accordingly, you agree not to (either during your employment or after the Termination Date):
21.1.1	disclose any Confidential Information to any person or entity other than employees, directors, advisors, agents and potential business partners of the Company who have undertaken an obligation of confidentiality; or
21.1.2	use any Confidential Information for any purposes (other than in the performance of your duty as an employee of the Company) without written prior approval by an officer of the Company.
21.2	Clause 21.1 does not prevent you from using or disclosing Confidential Information:
21.2.1	if you are ordered to do so by a court of competent jurisdiction;
21.2.2	if authorised by the Company in writing to do so;
21.2.3	if the Confidential Information:
(a)	is already in the public domain at the time of disclosure or enters the public domain following disclosure through no fault of yours;
(b)	was already in your possession at the time of disclosure and obtained without breach of any obligations of confidentiality;
(c)	is obtained by you from a third party not under confidentiality obligations to the Company, any Group Member or any Related Party and without a breach by you or such third party of any obligations of confidentiality; or
21.2.4	for the purposes of making a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.
21.3	You shall promptly notify the CEO or any officer of the Company if you learn of any possible unauthorized use or disclosure of Confidential Information and shall cooperate fully with the Company to enforce its rights in such information.
21.4	You acknowledge and agree that all notes, notebooks, memoranda, reports, files, drawings, blueprints, manuals, data, e-mails and other papers and records of every kind, or other tangible or intangible materials which shall come into your custody or possession in the course of your employment with the Company, relating to any Intellectual Property or Confidential Information, whether created by you or others, shall be and are the sole and exclusive property of the Company to be used only in the performance of your duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company, and you hereby assign to the Company, or to the Company Parent as directed, any rights or interests you may obtain in any of the foregoing.
21.5	Reference to the Company in this clause 21 shall be deemed to be to any Group Member where the context permits.
22	ELECTRONIC COMMUNICATIONS
22.1	Without prejudice to any other rights it may have, the Company reserves the right to intercept, monitor, record and view, as appropriate, your use of its or any Group Member's electronic
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communication systems and your electronic communication systems used for business purposes including mobile telephone, smartphone, laptop, tablet, pc, remote access via a laptop or other means for the purpose of ensuring that its or any Group Member's systems:
22.1.1	are used primarily to further the business of the Company or any Group Member;
22.1.2	are not used for inappropriate or unlawful purposes, such as accessing or circulating material containing nudity, pornography, discriminatory terminology or other offensive material or for telephoning premium-rate lines;
22.1.3	are used in compliance with the relevant policies and procedures of the Company or any Group Member; and
22.1.4	have sufficient capacity for the needs of the business.
23	Data Protection
23.1	The Company, any Group Member and its appointed data processors shall be entitled to process any personal data (including sensitive or special categories of personal data) relating to you as may be necessary for the performance of this Agreement, to comply with their legal obligations, for the purposes of their legitimate interests or on such other lawfully permitted grounds as may be notified to you from time to time. In limited circumstances, we may ask you for your written consent to allow us to process certain data. Processing includes but is not limited to obtaining, recording, listing and holding data and includes the transfer of data to any country either inside or outside the European Economic Area.
23.2	The provisions of clause 23.1 are without prejudice to any additional rights to process personal data which exist for the Company or any Group Member pursuant to and in accordance with relevant legislation.
23.3	You shall comply with the Company’s Data Protection Policy. Breach by you of the Company’s Data Protection Policy may lead to disciplinary action, up to and including summary dismissal.
23.4	You shall read and familiarise yourself with the Company’s Internal Privacy Notice.
24	GARDEN LEAVE
24.1	The Company may, at its absolute discretion, by written notice place you for the whole or any part or parts of the contractual notice (whether notice is given by the Company or by you, or if you seek to resign without giving notice) on Garden Leave.
24.2	During Garden Leave, unless otherwise notified by the Company, you must:
24.2.1	not attend any of your places of work or any other premises of the Company or any Group Member;
24.2.2	not carry out any work on behalf of the Company or any Group Member;
24.2.3	return to the Company all Company Documents and other Company Property in accordance with clause 28;
24.2.4	not communicate with any Related Party or any prospective customers, clients or suppliers of the Company or any Group Member save in respect of those individuals whose names are notified to you; and
24.2.5	not communicate with any other person as the Company may direct in relation to your employment or the circumstances surrounding its termination;

provided that the Company shall continue to pay you your full basic salary and to make available to you all other benefits to which you are entitled under this Agreement during Garden Leave.

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24.3	During Garden Leave, the Company may require you to carry out some of your duties under this Agreement or to substitute your then current duties and carry out other duties or special project work instead.
24.4	During Garden Leave, the Company may require you to attend on reasonable notice a suitable location in order to facilitate the smooth handover of any information or knowledge. Except during periods taken as holiday in accordance with the Company’s usual procedures, you shall ensure that the CEO knows where and how you can be contacted during each working day.
24.5	If you have any unused holiday entitlement that accrues or accrued either before or during Garden Leave, this shall be deemed to be taken during Garden Leave.
24.6	As of the start of Garden Leave, your authority to incur further business expenses is revoked.
24.7	During Garden Leave the Company may suspend or cancel your access to the Company’s IT and telephone systems including but not limited to voicemail, email, internet and the Company’s intranet.
24.8	During Garden Leave, the other terms of this Agreement shall nevertheless remain in full force and effect save as varied by this clause 24 and, for the avoidance of doubt, your duties of good faith and confidentiality and any fiduciary duties shall continue.
25	DISCIPLINARY AND GRIEVANCE PROCEDURE
25.1	The Company will notify you of any disciplinary and grievance procedures applicable to your employment that may be in place from time to time. Any such procedures do not form part of your contract of employment.
25.2	If you wish to raise a grievance relating to your employment, you may apply in writing to a director of the Company or in accordance with the relevant procedure.
25.3	If you wish to appeal against a disciplinary or grievance decision you may apply in writing to another director of the Company who was not involved in your initial grievance or disciplinary matter, or in accordance with the relevant procedure.
25.4	In order to investigate any disciplinary matter or grievance involving you, the Company is entitled to suspend you on full pay and benefits for so long as it reasonably considers necessary.
25.5	The Company reserves the right to take disciplinary action short of dismissal such as demotion or suspension without pay.
26	PAYMENT IN LIEU OF NOTICE
26.1	The Company may at any time (whether or not any notice of termination has been given by either party) terminate your employment with immediate effect by notifying you that the Company is exercising this right and will pay you in lieu of notice.
26.2	Alternatively, the Company may at any time give you notice of the termination of your employment requiring you to work part of your notice period and notifying you in advance that it will pay you in lieu of the remainder of the notice period. In this case, your employment will terminate at the time the Company shall specify.
26.3	If the Company exercises its rights under either clause 26.1 or 26.2, it shall pay you:
26.3.1	basic salary in lieu of notice or the remainder of the notice period (as applicable); or
26.3.2	if you are receiving pay which is less than your basic salary on the Termination Date (including but not limited to sick pay or other applicable leave), this reduced pay in lieu of notice, or the remainder of the notice period (as applicable).
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26.4	Any payment made pursuant to this clause shall not include the value of any benefits, bonus, commission or holiday entitlement that would have accrued to you had you remained employed until the expiry of the notice period. You will not have any right to payment in lieu of notice unless the Company has exercised its option to pay in lieu by giving written notice to you to this effect.
26.5	The Company may elect to pay any monies under this clause in one lump sum or in instalments on those days on which you would have received your salary pursuant to clause 10 had you remained in employment for the duration of your notice period or the remainder of your notice period (as applicable). You shall be obliged to seek alternative income during this period and to notify the Company of any income so received. If before payment of any instalment, you become entitled to such income the outstanding instalments shall be reduced by the amount of those earnings.
27	TERMINATION
27.1	Notwithstanding any other provision of this Agreement, the Company may terminate your employment with immediate effect (without notice or any payment in lieu of notice), where:
27.1.1	the Company believes, whether or not on completion of the disciplinary procedure referred to in clause 25.1 that you have:
(a)	committed any act of dishonesty, or other gross misconduct, or gross incompetence or gross neglect of duty;
(b)	committed a serious, wilful or repeated breach (which need not be of the same nature or type) of any express or implied obligation under this Agreement, or of any of the Company's policies and procedures or those of any Group Member;
(c)	committed any act or failed to do anything which in the reasonable opinion of the Company brings, or would be likely to bring you, the Company, or any Group Member into disrepute, or prejudices, or would be likely to prejudice, the interests of the Company or any Group Member;
(d)	breached any provisions of the Bribery Act 2010 or any equivalent rules in any other jurisdiction;
(e)	breached your obligations under clause 6.7;
(f)	failed or ceased to meet the requirements of, or are guilty of a serious breach of the rules of, any regulatory body or other entity whose consent or approval is required to enable you to undertake all or any of your duties; or
27.1.2	you are convicted of any criminal offence (other than a road traffic offence for which a non-custodial penalty is imposed);
27.1.3	you become bankrupt or make any arrangement or composition with your creditors generally; or
27.1.4	you no longer have the right to work for the Company in the UK, you are unable to provide satisfactory evidence of your right to work for the Company in the UK or the Company believes that you no longer have the right to work for the Company in the UK.
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28	share options and other equity-based plans

The terms of your employment shall not be affected in any way by your participation in or any entitlement to participate in any shares plan, share option plan or other equity-based plan which may be operated by the Company or any Group Member from time to time and any such plan or plans shall not form the terms of your employment (express of implied) with the Company.  In calculating any payment, compensation or damages due from the Company on or following the termination of your employment for whatever reason (whether lawful or unlawful) which might otherwise be payable to you, no account shall be taken of your participation in or any entitlement to participate in any such plan or any impact upon participation or entitlement such termination might have.

29	RETURN OF PROPERTY AND DOCUMENTS
29.1	Whenever requested to do so by the Company and in any event on the Termination Date, you shall immediately:
29.1.1	return to the Company all Company Property in your possession or control;
29.1.2	subject to clause 29.4, return to the Company all originals and hard copies of Company Documents in your possession or control; and
29.1.3	provide to the Company a copy of any Company Documents stored on:
(a)	your home computer systems or other personal electronic equipment (including smartphones and tablets);
(b)	your personal emails; or
(c)	the internet on a server to which you have access, but the Company does not (including without limitation iCloud, Google Drive, DropBox, OneDrive, Evernote, Box),

and then you shall irretrievably delete those Company Documents from such locations.

29.2	Following a request from the Company to return Company Property or Company Documents or following the Termination Date, and subject to clause 29.4, you shall not make or keep any copies, drafts, extracts, notes, or summaries of any Company Property or Company Documents in any form.
29.3	Following a request from the Company, you shall inform the Company of all passwords and other codes used by you to access any part of the Company's computer system (or that of any Group Member).
29.4	Following the Termination Date, you may retain copies of the following information:
29.4.1	your compensation records;
29.4.2	materials distributed to shareholders generally; and
29.4.3	this Agreement.

If you wish to retain any other Company Documents that relate to you personally and to which you have an on-going entitlement to retain, you should speak to the CEO in the first instance.

29.5	You shall, if required by the Company, provide a signed statement that you have complied fully with the provisions of this clause 28.
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30	resignation of offices

After the Termination Date, or after commencement of any period of Garden Leave, you shall immediately upon the request of the Company resign from all offices and trusteeships held by you in the Company or in any Group Member without claim for compensation.

31	PREVENTION OF UNFAIR COMPETITION
31.1	You covenant with the Company (for itself and as trustee and agent for each Relevant Group Member) that you shall not, whether directly or indirectly, and whether on your own behalf, or on behalf of or in conjunction with any other person, firm, company or association, and whether as an employee, member, partner, director, principal, agent, consultant or in any other capacity whatsoever:
31.1.1	at any time during the period of 6 months immediately following the Termination Date:
(a)	be employed by or provide services to; or
(b)	carry on or assist with, or otherwise be concerned or interested in,

any Competitor or Customer, where your activities with such Competitor or Customer are conducted or have effect wholly or partly in the Restricted Area, provided that this restriction shall not apply if your activities with such Competitor or Customer do not involve you directly or indirectly in the development, manufacture, sale, supply or provision of any goods or services which are the same as or similar to the Products or Services; or

31.1.2	at any time during the period of 12 months immediately following the Termination Date for the benefit of a business in competition with any business of the Company or any Relevant Group Member or otherwise:
(a)	offer employment to or employ or offer or conclude any contract for services with, or solicit or entice the employment or engagement of, or enter into partnership with; or
(b)	procure or assist any third party so to offer, employ, engage, solicit or entice any Key Person (whether or not such person would commit any breach of his or her contract with the Company or any Relevant Group Member) unless such Key Person had ceased to be employed or engaged by the Company or Relevant Group Member (as the case may be) more than six months previously; or

31.1.3	at any time during the period of 12 months immediately following the Termination Date for the benefit of a Competitor or otherwise:
(a)	canvass or solicit the custom of (or procure or assist with the same); or
(b)	transact or otherwise deal with (or procure or assist with the same)

any Customer or Prospective Customer in respect of Products or Services; or

31.1.4	at any time during the period of 12 months immediately following the Termination Date induce or attempt to induce any Supplier or Distributor to cease to supply or to restrict or vary the terms of supply to the Company or any Group Member or to cease to distribute any of the Company’s or any Group Member’s products or restrict or vary the terms of distribution or otherwise interfere with the relationship between a Supplier or Distributer and the Company or any Group Member.
31.2	The duration of the restrictions at clause 31.1 shall be reduced by any period of Garden Leave where you are required not to carry out any work on behalf of the Company or any Group Member.
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31.3	You acknowledge:
31.3.1	that each of the restrictions in clause 31.1 constitutes an entirely separate and independent restriction on you; and
31.3.2	if any of the restrictions shall be adjudged to be void or ineffective for whatever reason but would be adjudged to be valid and effective if it or another restriction were deleted in whole or in part then such restriction shall apply with such deletions as may be necessary to make it valid and effective.
31.4	You agree that you will, at the request and cost of the Company, enter into a direct agreement or undertaking with any Relevant Group Member whereby you will accept restrictions corresponding to those set out at clause 31.1 (or such of them as may be appropriate in the circumstances).
31.5	Nothing in this clause 31 shall prevent you after the termination of your employment with the Company from holding in your own name or jointly or being beneficially interested in any securities of any company quoted or listed on any recognised stock exchange, but in the case of a Competitor the amount of any one class of securities so held or in which your beneficial interest exists shall not exceed 5% of the nominal amount of the issued securities of that class during the period specified in clause 31.1.1 above.
31.6	You agree that if you receive an offer of employment or engagement (whether oral or written, direct or indirect, and whether accepted or not) from any person either during this Agreement or during the continuance of restrictions contained in clause 21 and this clause 31, you shall immediately inform the Head of Human Resources of the Parent Company of the identity of the offeror and its terms if the acceptance of such offer would involve you in the breach of clauses 7, 21, 24 or 31. Without prejudice to your obligations concerning confidentiality, you will provide the offeror with details of the substance of the restrictions contained in clause 21 and this clause 31.
31.7	If your employment is transferred to any firm, company, person or entity (including but not limited to any Group Member) (the “New Employer”) pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006 (“TUPE”), all references to the Company in this clause 31 and the definitions used in this clause 31 shall, on the date of the transfer, be deemed to refer instead to the New Employer and all references to the Group Members shall be deemed to refer to any group undertakings of the New Employer from time to time (as defined in section 1161 Companies Act 2006).
31.8	Notwithstanding clause 31.7, you agree that if your employment is transferred to a New Employer pursuant to TUPE, the New Employer, who will be party to this contract instead of the Company following the transfer, shall have the right to:
31.8.1	(if not already effected by clause 31.7) amend the provisions of this clause 31 (including the definitions used herein) so that all references to the Company shall refer instead to the New Employer and all references to the Group Members shall refer to any group undertakings of the New Employer from time to time (as defined in section 1161 Companies Act 2006); and
31.8.2	make any other changes to this clause 31 as reasonably required to allow the New Employer to have the full benefit of the restrictions in this clause 31.
32	Other termination obligations
32.1	After the Termination Date, you shall not:
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32.1.1	represent to any person, firm, company or association or otherwise lead them to believe that you are still employed by the Company or any Group Member or are in any way connected with or otherwise associated with the business of the Company or any Group Member; or
32.1.2	make any derogatory or untrue remarks about the Company, any Group Member, any of its or their employees, officers or customers, or any of its or their services or products.
32.2	You undertake that you will, on or before the Termination Date, delete from any Networking Site on which you have a profile, any reference to or information that indicates or suggests any on-going relationship with the Company or with any Group Member. This shall include but shall not be limited to:
32.2.1	removal of any reference to "Kiniksa Pharmaceuticals" (or any variant thereof) from your user name; and
32.2.2	removal of any reference to you being an existing employee of the Company or any Group Member.
33	RECONSTRUCTION OR AMALGAMATION

If your employment is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation, and you are offered employment with any concern or undertaking resulting from such reconstruction or amalgamation on terms and conditions which, taken as a whole, are not substantially less favourable than the terms of this Agreement, you shall have no claim against the Company in respect of the termination of your employment.

34	PRIOR RIGHTS AND DELAY
34.1	The termination of your employment shall be without prejudice to any right that the Company may have in respect of any breach by you of any of the provisions of this Agreement that may have occurred prior to termination.
34.2	Any failure to exercise or delay by the Company or any Group Member in exercising a right or remedy arising in connection with this Agreement or by law shall not constitute a waiver of such right or remedy or of any other rights or remedies. No waiver shall be effective unless in writing and signed by the Company or the relevant Group Member or on the Company's or the relevant Group Member's behalf by a duly authorised representative. A waiver of a right or remedy on one occasion shall not constitute a waiver of the same right or remedy in the future.
35	NOTICES
35.1	Any notice given to a party under this Agreement shall be in writing, in English, signed by or on behalf of the party giving it and may be sent by one of the following methods to the relevant address and, if sent by that method to the relevant address, shall have the corresponding deemed delivery date and time:
Delivery method	Deemed delivery date and time	Relevant address
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Only in the case of notices given by you: delivery by hand to the CEO or Human Resources	At the time the notice is given to the addressee	Not applicable
Only in the case of notices given by the Company: delivery by hand	At the time the notice is given to you or at the time the notice is left at your relevant address.	Your address as given in this Agreement or any other address in the United Kingdom, which you may from time to time notify in writing to the Company.
Any internationally recognized overnight carrier as may be arranged by the sender	At the delivery time recorded by the overnight carrier service	The address for each party as given in this Agreement or any other address in the United Kingdom, which that party may from time to time notify in writing to the other.
Only in the case of notices given by the Company: to your email address	At the time of sending the email	Your work email address or [***] or any other email address that you may from time to time notify in writing to the CEO and Human Resources.
Only in the case of notices given by you: to the email address of the CEO and Human Resources	At the time of sending the email	[***]

35.2	If deemed receipt would occur not on a Business Day, receipt is deemed to take place at 9.00 am on the next Business Day.
35.3	If notice is given to a party under this Agreement other than by one of the methods listed in clause 35.1, delivery shall be when the notice is actually received by the recipient.
35.4	This clause does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.
36	GENERAL
36.1	You warrant that:
36.1.1	by entering into this Agreement you will not be in breach of any agreements with or obligations owed to any third party;
36.1.2	there is no action, investigation, or proceeding pending or threatened, or any basis therefor known to you involving your prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer or client;
36.1.3	the particulars contained in any curriculum vitae supplied and of your qualifications and all other representations (whether verbal or in writing) made to the Company in
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relation to your employment by the Company or in connection with this Agreement are true and not misleading;
36.1.4	you have the appropriate qualifications and experience as are necessary to fulfil your duties pursuant to this Agreement; and
36.1.5	you have the right to work for the Company in the UK as Senior Vice President, Chief Commercial Officer and will notify the Company immediately if you cease to be so entitled at any time during your employment with the Company. You agree that you will promptly provide original documentary evidence of your entitlement to live and work for the Company in the UK if requested by the Company.
36.2	You shall promptly inform the Company if any of your contact details change, including your home address, mobile phone number, email address and home phone number.
37	PRIOR AGREEMENTS AND ENTIRE AGREEMENT
37.1	This Agreement constitutes the entire agreement and understanding of the parties and supersedes any previous agreement or understanding between the parties with respect to the arrangements contemplated by or referred to in it. This Agreement may only be amended by letter or instrument signed by you and by the Company.
37.2	You acknowledge and agree that:
37.2.1	for the avoidance of doubt, no provision of the Company’s Articles of Association, as may be amended from time to time, which confers or purports to confer rights in favour of directors or other officers of the Company is intended to form part of the terms of this Agreement, save to the extent that such rights are set out expressly in this Agreement;
37.2.2	in entering into this Agreement you do not rely on, and shall have no remedy in respect of, any statement, representation, warranty (in each case whether negligently or innocently made) or understanding of any person (whether party to this Agreement or not) which is not expressly set out in this Agreement; and
37.2.3	the only remedy available to you for breach of any statement, representation, warranty or other term which is expressly set out in this Agreement shall be for breach of contract under the terms of this Agreement.
37.3	Nothing in this clause 37 shall, however, operate to limit or exclude any liability for fraud or fraudulent misrepresentation.
38	MISCELLANEOUS STATUTORY PROVISIONS
38.1	This Agreement is not a temporary or fixed term contract but is of indefinite duration subject to its terms.
38.2	There are no collective agreements in force relating to your employment under this Agreement.
39	THIRD PARTY RIGHTS

No provision of this Agreement shall be enforceable by any person who is not a party to it pursuant to the Contracts (Rights of Third Parties) Act 1999 but this does not affect any right or remedy of a third party which exists or is available independently of that Act.

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40	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of England and the parties hereto irrevocably submit to the exclusive jurisdiction of the Courts of England for the determination of all disputes or claims that may arise out of or in connection with this Agreement.

Signed by Sanj K. Patel (a director) for and on behalf of KINIKSA PHARMACEUTICALS (UK), LTD		) )	/s/ Sanj K. Patel

W	Signature	/s/ Madelyn Zeylikman
I	Name	Madelyn Zeylikman
T	Address	100 Hayden Avenue
N		Lexington, MA 02421
E
S
S	Occupation	Attorney

SIGNED by ROSS MOAT		)	/s/ Ross Moat
)

W	Signature	/s/ Annabel Moat
I	Name	Annabel Moat
T	Address	[***]
N
E
S
S	Occupation

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Schedule 1

job description

SVP, Chief Commercial Officer

Reporting to the Chief Executive Officer (the “CEO”), the Chief Commercial Officer will serve as a member of the Executive Management Team of Kiniksa Pharmaceuticals, Ltd. (the “Management Team”) with the mandate to provide the vision, leadership strategy and management skills to oversee and build the company’s commercial organization.

As part of the Management Team, this individual will have general management responsibilities, including oversight of all aspects of the company’s commercial stage assets and will hold full accountability for the commercial business. The executive will also be responsible for managing cross-functional needs to support the whole portfolio, specifically in regard to commercialization efforts. Responsibilities will include development and implementation of short and long-term commercial growth strategies and goals for the company’s commercial assets as well as mid-late stage assets that are rapidly progressing in development.  Key decisions will be presented to the CEO and the Board of Kiniksa Pharmaceuticals, Ltd. (the “Board”) for final approval.  This position can be based anywhere, subject to approval by the CEO.

Working with other members of the Management Team, the individual will be responsible for planning, budgeting, promoting, positioning, pricing strategies, forecasting, developing key opinion leaders, and supporting sales efforts.

The position will also require close collaboration with Kiniksa entities responsible for the ultimate commercialization of the group’s assets, including, without limitation, Kiniksa Pharmaceuticals (UK), Ltd. and Kiniksa Pharmaceuticals GmbH.

All efforts must align and support the organization’s corporate goals and financial objectives. This is a rare and outstanding opportunity to serve as a driving force in future growth, and one which will provide broad leadership challenge, accountability, and impact for the successful candidate.

Responsibilities (include, but are not limited to):

•	Serve as part of the Management Team, reporting to the CEO
•	Build and lead the global organization for the company’s commercial stage product/s, including cooperation with entities responsible for commercialization
•	Ensure the management of all financial aspects of the commercial organization, including budgeting, forecasting, long-range planning, as well as commercial planning across the whole portfolio
•	Provide commercial analysis and direction for the development and management of the product pipeline
•	Ensure that global plans for current and future products are fully aligned with the needs of the U.S. and global markets
•	Present to the Management Team and the Board regarding a wide array of topics related to current and future commercial business
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•	Help lead development of the company’s commercial strategy, the annual global business goals and tactical implementation plans in collaboration with the CEO and other members of the Management Team, including effective involvement of direct reports and communication with colleagues
•	Strong understanding of the regulatory environment and compliance with all ethical, legal and regulatory requirements, including those of the Food, Drug and Cosmetic Act, the Prescription Drug Marketing Act, European Medicines Agency, the Pharma Code and the OIG codes
•	Ensure strategies and materials for promotion and marketing are only for approved indications of the company’s products

Separately, the role will also serve as the lead of the cross-functional, global rilonacept franchise based in London and serve on the Board of Directors of Kiniksa Pharmaceuticals (UK), Ltd. (“Kiniksa UK”). In that capacity, the role will:

•	Structure and coordinate quarterly meetings of the Board of Directors of Kiniksa UK to provide global oversight in commercialization, IP strategy, R&D, regulatory, PV, Quality assurance, supply, legal and finance matters for rilonacept. Responsibilities include, but are not limited to:
o	Lead global launch of rilonacept with close collaboration with all required functions at global and country level
o	Set pricing strategy, rebate policy, and approve negotiated pricing of commercial contracts
o	Establish appropriate market access routes and approach across markets for rilonacept
o	Oversee market access dossier submissions and pricing & reimbursement strategy and execution
o	Develop global marketing strategy supporting all countries
o	Ensure robust situational assessment and product placing and positioning for commercial success
o	Providing global competitive intelligence for disease areas of interest and evaluation of opportunities

Qualifications:

●	Minimum of 15+ years strategic, marketing, commercial operating executive experience in biotech, specialty pharma or pharmaceutical industry
●	An outstanding track record of accomplishment that includes demonstrated success in building and leading effective commercial organizations
●	A solid understanding of the industry’s complex regulatory, market access, compliance and commercial requirements in the US, with a passion for patients, and an absolute commitment to competing on the highest ethical level
•	Strong values-driven leadership qualities including ideally a track record of achievement as a senior commercial leader in the U.S. within a biotechnology or pharmaceutical company with a focus on rare/specialty products
•	Demonstrated success in building commercial organizations and successfully launching new products
•	Experience working in the autoimmune/immunology and/or rare diseases or products targeted toward small patient populations is particularly advantageous
•	Proven ability in identifying growth opportunities in the specialty products arena and driving an organization to capture value, including experience in business development and in working with strategic partners
•	Strong leadership presence with outstanding influencing, judgment, and decision-making skills with highly effective analytical and extrapolative thinking skills
•	Exceptional relationship-building and partnering skills with senior leadership and program teams with the ability to drive commercial input on development programs
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•	Thorough knowledge and solid experience with specialty products, including in strategic marketing, reimbursement, life cycle management and market research relevant to commercializing the lead asset and all future products
•	Superior communicator when presenting and writing and can develop a clear, concise and aligned story and is not verbose
•	A strong and deep understanding of the drug development process and the path to regulatory approval as it pertains to the success of a product launch
•	Creativity in problem identification and resolution
•	A relentless, hands-on drive to implement and accomplish company goals and objectives in a rapid-paced business environment, keeping the patient at the center
•	Strong executive presence, focus and drive to succeed—confidence, passion and high energy
•	Ability to work in a fast-moving, dynamic, small company environment

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Schedule 2

insurance schemes

During your employment you shall be entitled, at the Company’s expense, subject to the provisions of clause 15 of this Agreement, to:

●	Private Medical Insurance (also includes dental, eyecare, employee assistance programme and travel insurance), underwritten by AXA PPP – Havensrock

●Company will pay 80% of the total premium, employee will pay 20%

●	Group Life Insurance via Canada Life at 2 times basic annual salary

●	Group Income Protection Insurance via Canada Life providing a benefit equivalent to 60% of salary

●	Auto Enrolment – Group Personal Pension Plan – NEST

Your pension contribution of 4%, employee contribution at least 5% - Effective 1/1/2021 Royal London minimum 5% employee contribution with an employer contribution match up to 10% using salary sacrifice

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